                                                            Exhibit 12.1

                                                        HRPT PROPERTIES TRUST
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (Dollars in thousands, except ratio amounts)


                                              Three Months Ended
                                                    March 31,                              Year Ended December 31,
                                            ----------------------         ----------------------------------------------------
                                               2000          1999            1999        1998       1997       1996      1995
                                            ----------------------         ----------------------------------------------------
Income before gain on sale of
  properties and extraordinary item         $ 26,450      $ 39,296         $105,555   $146,656   $112,204   $ 77,164   $ 61,760
Fixed charges                                 26,117        20,051           90,772     66,253     38,564     23,279     26,218
                                            --------      --------         --------   --------   --------   --------   --------
Adjusted Earnings                           $ 52,567      $ 59,347         $196,327   $212,909   $150,768   $100,443   $ 87,978
                                            ========      ========         ========   ========   ========   ========   ========

Fixed Charges:
Interest expense                            $ 25,098      $ 19,437         $ 87,470   $ 64,326   $ 36,766   $ 22,545   $ 24,274
Amortization of deferred financing
  costs                                        1,019           614            3,302      1,927      1,798        734      1,944
                                            --------      --------         --------   --------   --------   --------   --------
Total Fixed Charges                         $ 26,117      $ 20,051         $ 90,772   $ 66,253   $ 38,564   $ 23,279   $ 26,218
                                            ========      ========         ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges              2.0x          3.0x             2.2x       3.2x       3.9x       4.3x       3.4x
                                            ========      ========         ========   ========   ========   ========   ========
